AMENDMENT NO. 3 TO
REVOLVING CREDIT AGREEMENT

        This AMENDMENT NO. 3 TO REVOLVING CREDIT AGREEMENT (this “Amendment”) dated as of February 14, 2003, is by and among U.S. XPRESS ENTERPRISES, INC., a Nevada corporation, U.S. XPRESS, INC., a Nevada corporation, XPRESS GLOBAL SYSTEMS, INC. (f/k/a CSI/Crown, Inc.), a Georgia corporation, and U.S. XPRESS LEASING, INC., a Tennessee corporation (each a “Borrower” and collectively, the “Borrowers”), and FLEET CAPITAL CORPORATION, a Rhode Island corporation and the other lending institutions listed on Schedule 1 to the Credit Agreement (collectively, the “Lenders”), and FLEET CAPITAL CORPORATION, as administrative agent for itself and such other lending institutions (in such capacity, the “Administrative Agent”), with FLEET SECURITIES, INC., as arranger, and LASALLE BANK NATIONAL ASSOCIATION, as syndication agent.

        WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to a Revolving Credit Agreement, dated as of March 29, 2002 (as amended and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed, upon certain terms and conditions, to make loans and otherwise extend credit to the Borrowers;

        WHEREAS, the Borrowers, Lenders and the Administrative Agent have agreed, on the terms and conditions set forth herein, to amend certain provisions of the Credit Agreement; and

        WHEREAS, capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Administrative Agent hereby agree as follows:

    §1.        Amendment to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Borrowing Base Equipment”, “Borrowing Base Report”, “Designated Reserve” and “Determined Value” in their entirety and substituting the following new definitions in proper alphabetical order in lieu thereof:

“Borrowing Base Equipment. Motor Vehicle Equipment in which any of the Borrowers or any of their Subsidiaries has title and in which the Administrative Agent has a first priority perfected lien and security interest. Borrowing Base Equipment may consist of used Motor Vehicle Equipment provided that (a) each used tractor which becomes Borrowing Base Equipment is and continues to be qualified under the terms of a manufacturer’s guaranteed residual program or, in the alternative, is and continues to be deemed, in the Administrative Agent’s reasonable discretion, roadworthy and generates revenue for any Borrower or Subsidiary on a current basis, and (b) each used trailer which becomes Borrowing Base Equipment is and continues to be deemed, in the Administrative Agent’s reasonable discretion, roadworthy and generates revenue for any Borrower or Subsidiary on a current basis. Any tractor which constitutes Borrowing Base Equipment that ceases to operate and generate revenue for any Borrower or Subsidiary for a period of three (3) or more consecutive days without repair shall cease to constitute Borrowing Base Equipment until such time as such tractor has resumed operations and generates revenue for such Borrower or such Subsidiary on a current basis.

Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrowers and in substantially the form of Exhibit A hereto, which report shall contain an appropriate notation identifying the aggregate Determined Value of all tractors which constitute Borrowing Base Equipment that are not qualified under the terms of a manufacturer’s guaranteed residual program.

      Designated Reserve. $6,000,000.

Determined Value. (a) With respect to Borrowing Base Equipment owned by any Borrower as of the Closing Date, an amount equal to 75% of the appraised value of such assets on a net orderly liquidation basis (after giving effect to payment of taxes, charges and liquidation expenses) determined by the most recent appraisal thereof conducted pursuant to §8.4(h), (b) with respect to new Motor Vehicle Equipment acquired by any Borrower after the Closing Date which becomes Borrowing Base Equipment, an amount equal to 75% of the original cost (as reflected by a purchase invoice therefor) of such new Motor Vehicle Equipment, and (c) with respect to used Borrowing Base Equipment acquired by any Borrower after the Closing Date, an amount equal to 75% of the appraised value of such assets on a net orderly liquidation basis (after giving effect to payment of taxes, charges and liquidation expenses) determined by relying on (1) the values assigned to assets of an identical make, model and year in the most recent appraisal conducted pursuant to §8.4(h), or (2) in the case where no asset of an identical make, model and year was appraised in the most recent appraisal conducted pursuant to §8.4(h), on the appraised value on an orderly liquidation basis (after giving effect to payment of taxes, charges and liquidation expenses) assigned to an asset of an identical make and model of the next oldest year that was appraised in the most recent appraisal conducted pursuant to §8.4(h); provided, however, that each of the foregoing calculations shall be adjusted to reflect depreciation in accordance with the following depreciation methods: (i) in the case of Borrowing Base Equipment described in clauses (a) and (b) above, (A) with respect to any tractor owned by any Borrower and constituting Borrowing Base Equipment, the Determined Value of such tractor shall be calculated using a monthly depreciation rate of not less than (x) 1.25% per month for twenty-four (24) months following the Closing Date or the date of purchase, as the case may be, and (y) 0.83% per month thereafter and (B) with respect to any trailer owned by any Borrower and constituting Borrowing Base Equipment, the Determined Value of such trailer shall be calculated using a monthly depreciation rate of not less than 1.0% per month following the Closing Date or the date of purchase, as the case may be, and (ii) in the case of Borrowing Base Equipment described in clause (c) above, (A) with respect to any used tractor acquired by any Borrower after the Closing Date, the Determined Value of such assets shall be calculated using a monthly depreciation rate of not less than (x) 1.25% per month for twenty-four (24) months following the date such used tractor becomes Borrowing Base Equipment and (y) 0.83% per month thereafter and (B) with respect to any used trailer acquired by any Borrower after the Closing Date, the Determined Value of such trailer shall be calculated using a monthly depreciation rate of not less than 1.0% per month following the date such used trailer becomes Borrowing Base Equipment.”

    §2.        Amendment to Section 7 of the Credit Agreement. Section 7 of the Credit Agreement is hereby amended by adding the following new Section 7.22:

    “7.22.        Used Borrowing Base Equipment. Except as listed in Schedule 7.22 attached hereto, (a) each used tractor which becomes Borrowing Base Equipment is qualified under the terms of a manufacturer’s guaranteed residual program or, in the alternative, is deemed roadworthy and generates revenue for any Borrower or Subsidiary on a current basis, and (b) each used trailer which becomes Borrowing Base Equipment is deemed roadworthy and generates revenue for any Borrower or Subsidiary on a current basis. “

    §3.        Amendment to Section 8.4 of the Credit Agreement. Section 8.4 of the Credit Agreement is hereby amended by deleting Section 8.4(h) in its entirety and substituting the following new Section 8.4(h) in lieu thereof:

    “(h)        (i) as soon as practicable, but in any event not later than 45 days after the end of each fiscal year of the Borrowers, and as soon as practical, but in any event not later than 45 days after any request by the Administrative Agent made after determining in its discretion that a physical inspection appraisal or reappraisal of the value of Borrowing Base Equipment of any Borrower or any Subsidiary of any Borrower is necessary to insure the accuracy of the Borrowing Base, a physical inspection appraisal or reappraisal, as the case may be, of the net orderly liquidation value of such Borrowing Base Equipment, and (ii) as soon as practicable, but in any event not later than 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, a desktop appraisal of the Borrowing Base Equipment which updates the most recent physical inspection appraisal or reappraisal performed in accordance with §8.4(h)(i) above, in each case, such appraisal or reappraisal required pursuant to clause (i) or (ii) above shall (1) be conducted at the expense of the Borrowers or such Subsidiary by Taylor & Martin or such other appraiser selected by the Administrative Agent in form and substance satisfactory to the Administrative Agent and (2) establish appraisal values for all Borrowing Base Equipment as well as any used trucks, tractors and trailers currently operated by any Borrower or any Subsidiary with respect to which the Borrowers have previously indicated in writing to the Administrative Agent that such used trucks, tractors and trailers are contemplated to become Borrowing Base Equipment from time to time within the following twelve month period;"

    §4.        Amendment to Schedules to the Credit Agreement. The Schedules to the Credit Agreement are hereby supplemented by adding Schedule 7.22 attached hereto in proper numerical order therein.

    §5.        Consent to Name Change and Waiver. Each of the Lenders and the Administrative Agent hereby consent to CSI/Crown, Inc.‘s change of name to Xpress Global Systems, Inc., which name change was effective December 9, 2002. In addition, each of the Lenders and the Administrative Agent hereby waive any Default or Event of Default which may have occurred under the Credit Agreement or any other Loan Document solely on account of such change of name, whether caused by failure to provide proper notice to the Lenders and/or the Administrative Agent or otherwise.

    §6.        Representations and Warranties.  Each of the Borrowers hereby represents and warrants to the Administrative Agent as follows:

6.1 Representation and Warranties in the Credit Agreement. The representations and warranties of each Borrower contained in the Credit Agreement were true and correct in all material respects as of the date when made and continue to be true and correct in all material respects on the date hereof.

6.2 Ratification, Etc. Except as expressly amended hereby, the Credit Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement shall, together with this Amendment, be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument shall hereafter refer to the Credit Agreement as amended hereby.

6.3 Authority, Etc. The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of all of its respective agreements and obligations under the Credit Agreement, as amended hereby, are within such Borrower’s corporate authority and have been duly authorized by all necessary corporate action on the part of such Borrower.

6.4 Enforceability. This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of each Borrower and are enforceable against each Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

    §7.        No Other Amendments.  Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement remain in full force and effect.

    §8.        Execution in Counterparts.  This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

    §9.        Miscellaneous.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

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        IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.

U.S. XPRESS ENTERPRISES, INC.

BY: /s/ Ray M. Harlin
——————————————
Name: Ray M. Harlin
Title: Executive Vice President of Finance,
           Chief Financial Officer and
           Assistant Secretary

U.S. XPRESS, INC.

BY: /s/ Ray M. Harlin
——————————————
Name: Ray M. Harlin
Title:  Assistant Secretary

XPRESS GLOBAL SYSTEMS, INC.

BY: /s/ Ray M. Harlin
——————————————
Name: Ray M. Harlin
Title:  Assistant Secretary

U.S. XPRESS LEASING, INC.

BY: /s/ Ray M. Harlin
——————————————
Name: Ray M. Harlin
Title:  Assistant Secretary

FLEET CAPITAL CORPORATION,
individually and as Administrative Agent

BY:/s/Christopher Godfrey
——————————————
Name: Christopher Godfrey
Title: Senior Vice President

FLEET NATIONAL BANK,
as Issuing Bank

BY:/s/Christopher Godfrey
——————————————
Name: Christopher Godfrey
Title: Senior Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

BY:/s/Arthur R. Cordwell, Jr.
——————————————
Name: Arthur R. Cordwell, Jr.
Title: Vice President

LASALLE BANK NATIONAL ASSOCIATION

BY:/s/Craig A. Schuth
——————————————
Name: Craig A. Schuth
Title: Corporate Banking Officer